UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 1, 2014

Morgan Stanley Smith Barney Spectrum Strategic L.P.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26280	13-3782225
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Ceres Managed Futures LLC

522 Fifth Avenue, 14th Floor

New York, NY 10036

(Address of Principal Executive Offices)

(855) 672-4468

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

Effective March 1, 2014, Ceres Managed Futures LLC (the “General Partner”), the general partner of Morgan Stanley Smith Barney Spectrum Strategic L.P. (the “Registrant”), Morgan Stanley Smith Barney BHM I, LLC (the “Trading Company”) and Blenheim Capital Management, L.L.C., a Delaware limited liability company (“Blenheim”), entered into an amended and restated advisory agreement (the “Amended and Restated Advisory Agreement”), pursuant to which Blenheim trades a portion of the Trading Company’s (and, indirectly, the Registrant’s) net assets in futures interests. This Amended and Restated Advisory Agreement amends and restates the advisory agreement among the General Partner, the Registrant and Blenheim, dated as of November 1, 1994, as amended.

Pursuant to the Amended and Restated Advisory Agreement, the monthly management fee payable to Blenheim is 1/12 of 2% (a 2% annual rate) of net assets allocated to Blenheim on the first day of each month. The incentive fee payable to Blenheim will be a rate of 20% of the trading profits experienced with respect to the net assets allocated to Blenheim accruing monthly but payable as of the end of each calendar quarter.

A copy of the Amended and Restated Advisory Agreement is filed herewith as Exhibit 10.1, and is incorporated herein by reference.

Effective March 1, 2014, the Registrant entered into an amendment (the “Amendment to the Management Agreement”) to the management agreement, dated as of December 1, 2011 (together with the Amendment to the Management Agreement, the “Management Agreement”), among the Registrant, the General Partner and Aventis Asset Management LLC, a California limited liability company (“Aventis”), pursuant to which Aventis trades a portion of the Registrant’s net assets.

Pursuant to the Amendment to the Management Agreement, the monthly fee for professional management services payable to Aventis is 1/12 of 1.25% (a 1.25% annual rate).

A copy of the Amendment to the Management Agreement is filed herewith as Exhibit 10.2, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Exhibit Description

10.1	Amended and Restated Advisory Agreement, dated as of March 1, 2014, among Morgan Stanley Smith Barney BHM I, LLC, the General Partner and Blenheim.

10.2	Amendment to the Management Agreement, dated as of March 1, 2014, among the Registrant, the General Partner and Aventis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGAN STANLEY SMITH BARNEY SPECTRUM STRATEGIC L.P.

By:	Ceres Managed Futures LLC,
General Partner

By	/s/ Alper Daglioglu
Alper Daglioglu
President and Director

Date: March 6, 2013